Pricing Supplement No. 3 dated June 11, 1998                   Rule 424(b)(3)
(To Prospectus dated April 1, 1996                             File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                            Colgate-Palmolive Company

                         Medium-Term Notes - Fixed Rate

                                    Series C

Principal Amount: $17,000,000          Trade Date:   June 11, 1998
Issue Price:      98.906%              Original Issue Date:   June 16, 1998
Interest Rate:    6.45% per annum      Net Proceeds to Issuer:  $16,686,520
                                       Agent's Discount or Commission:  $127,500

Stated Maturity Date:   June 16, 2028

Interest Payment Dates: Semi-Annually (See "Other Provisions - Interest" below).

Day Count Convention:
         [ X ]    30/360 for the period from June 16, 1998 to June 16, 2028
         [   ]    Actual/360 for the period from _____ to _____

         [   ]    Actual/Actual for the period from _____ to _____

Redemption:
         [ X ]    The   Notes   cannot  be redeemed by the Company prior  to the
                    Stated Maturity Date.
         [   ]    The  Notes  may be redeemed by the Company prior to the Stated
                    Maturity Date.
                    Initial Redemption Date:

                    Initial Redemption Percentage:   ____%

                    Annual   Redemption   Percentage   Reduction:  ____%   until
                         Redemption Percentage is 100% of the Principal amount.

Optional Repayment:
         [ X ]     The  Notes  cannot  be  repaid  at  the  option of the holder thereof prior to the Stated Maturity Date.
         [   ]     The   Notes can be repaid at the option of the holder thereof
                         prior to the Stated Maturity Date at Optional Repayment
                         Date(s):

                         Repayment Price: _____%

Currency:
         Specified Currency:        US Dollars
                  (If other than US Dollars, see attached.)
         Minimum Denomination: $___________

                   (Applicable  only  if  Specified   Currency   is  other  than
                         US Dollars.)


Original Issue Discount:      [   ] Yes           [ X ] No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    [ X ]  Book-entry              [   ]  Certificated

Agent action in the capacity indicated below:
         [ X ]  Agent                   Principal  [   ]

If as Principal:  N/A
                  ---

         [   ]  The  Notes  are  being  offered  at  varying  prices  related to prevailing market prices at the time of resale.

         [   ]  The  Notes are being offered at a fixed initial public  offering price of 100% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 98.906% of principal amount.

[ X ]  Other provisions:  see attached

                               ______________________________



                                   Lazard Freres & Co. LLC


Other Provisions:
----------------

Interest:

         Interest on the Notes will accrue from June 16, 1998 and will be payable in U.S. dollars on the first day of June and December of each year, commencing December 1, 1998 up to and including the Stated Maturity Date (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date (or from June 16, 1998, if no interest has been paid or duly provided for) to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

Use of Proceeds:
---------------

         The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of June 12, 1998, the Company's outstanding commercial paper had a weighted average interest rate of 5.5% with maturities ranging from 1 to 155 days.